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                                                                    Exhibit 10.6

                [LETTERHEAD OF UNISYS CORPORATION APPEARS HERE]


December 31, 1994



Mr. William B. Patton, Jr.
P. O. Box 1222
Blue Bell, PA  19422

Dear Bill:

You are presently employed by Unisys Corporation (the "Company"). The purpose of this letter is to set forth the agreement (the "Agreement") with you concerning your relationship with the Company on and after January 1, 1995 (hereinafter the "Effective Date"). This Agreement supersedes and replaces all prior understandings and agreements, whether written or verbal, between you and the Company with respect to your employment with the Company, except for the Letter Agreement from James A. Unruh dated December 20, 1993 and the related Release effective January 1, 1994. The provisions of this Agreement are as follows:

     1. Resignation. You shall resign as an officer and employee of the Company as of December 31, 1994.

     2. Consulting Services. For a term commencing on the Effective Date and ending December 31, 1995, unless sooner terminated as provided in
          Section 9 (such period from the Effective Date through December 31, 1995 or earlier termination being hereinafter referred to as the "Consulting Term"), you shall make yourself available to the Company to serve as a non-employee consultant to provide services to the Company at such times and places as are requested by the Company; provided that you shall not be required to perform more than ten (10) hours of consultant activities (including travel time) in any one day, nor more than one hundred (100) hours of consultant activities
          (including travel time) in any one calendar month.   Your activities
          as a non-employee consultant shall be directed by the President, Information Services and Systems Group ("ISSG"), or his designee. The Company shall give you such notice as is practicable as to when consultant activities are requested. You will use your best efforts to accommodate any request for consultant activity by the Company, notwithstanding any other commitments you may have.

     3. Consulting Compensation. The compensation for your consulting services shall be as follows:
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          (a)  Consulting Fee.  You shall be paid a consulting fee at a rate equal to $17,500 per month during the Consulting Term.

          (b) 1994 Executive Variable Compensation ("EVC"). Notwithstanding your termination prior to the payment date, you shall be entitled to receive an EVC award for the 1994 EVC award year in accordance with the terms of the EVC Plan and your EVC award letter dated April 22, 1994.

          (c) Bonus Fee. You are not entitled to an EVC award payout for the 1995 EVC award year. Unless the Consulting Term is terminated before December 31, 1995, you shall be entitled to receive a bonus fee payable in March, 1996, in an amount equal to the product of (i) the average percentage EVC award payout for eligible United States/Canada Division participants for the 1995 EVC award year, times (ii) $410,000.

          (d) Stock Options. With respect to your outstanding stock options granted under the 1990 Long-Term Incentive Plan (the "1990 Plan"), such stock options shall be exercisable in accordance with the terms of the 1990 Plan and any agreements pertaining to such stock options; provided, however, that:

               (i) The portions of such stock options scheduled to vest on or before April 30, 1995 shall be so exercisable; and

               (ii) You shall have the right to exercise your vested stock options until December 31, 1999.

          (e) Pension. You are not entitled to a benefit under the Unisys Pension Plan and the Supplemental Employee Retirement Income Plan. For purposes of calculating your benefit under the Unisys Elected Officer Pension Plan, your termination date shall be December 31, 1994, but an additional one year shall be counted as service and an additional amount of $410,000 plus any amounts paid to you under Sections 3(b) and 3(c) shall be counted as eligible compensation for 1995 for purposes of calculating your Final Average Compensation.

          (f) Medical. On and after the Effective Date, you shall be entitled to the same medical coverage under the same terms, including your payment of applicable premiums, as if you were a participant in the Unisys Post-Retirement and Extended Disability Medical Plan (the "PRM Plan"). Such coverage will be provided to you and your eligible dependents through the PRM Plan or through any other arrangement deemed appropriate by the Company.
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          (g)  Miscellaneous.  On or after the Effective Date, you will be provided with post-retirement life insurance coverage in the amount of $750,000. You will continue to be covered by the Company's umbrella liability insurance policy through July 31, 1995 and the Company will pay up to an aggregate of $5,000 for financial counseling services and tax preparation services provided to you in 1995. You will be entitled to executive outplacement consulting services similar to those services offered to similarly-situated executives, up to a maximum cost of $25,000 inclusive of office space. You may utilize the services of the outplacement consultants retained by the Company or you may select your own outplacement consultant.

     4. Additional Payment. In consideration of your execution of the release described in Section 11 hereof and in consideration and settlement of any claim you may have for damages for wrongful termination, age discrimination or any other claims based on tort, you shall be paid $200,000, such amount being payable to you in four installments of $50,000 each, payable on February 15, 1995, May 1, 1995, September 1, 1995 and December 31, 1995. You acknowledge that the payments set forth above are not an admission on the part of the Company of any liability for any wrongdoing whatsoever.

     5. Expenses. The Company shall reimburse you for reasonable travel and associated expenses incurred in the performance of your consultant activities hereunder consistent with the Unisys Travel Policy provided that you have obtained advance approval for such travel and expenses from the President, ISSG, or his designee.

     6. Taxes. You shall be responsible for the payment of all applicable Federal, state and local taxes due with respect to the consulting fees under Sections 3(a) and 3 (c) and the additional payment under Section 4, including, but not limited to, Federal and state income taxes, Social Security tax, Unemployment Insurance taxes and any other taxes or fees as are required. The remaining remuneration paid to you under
          Section 3 will be treated as wages as deemed appropriate by the Company and the Company will withhold applicable taxes accordingly. The Company will file all informational returns with the Internal Revenue Service and similar state and local taxing authorities regarding the remuneration paid to you hereunder. However, the Company agrees that payments made under Section 4 hereof are not wages or compensation for services rendered and no IRS Form 1099 will be issued in respect thereof.

     7. Relationship of Parties. On and after the Effective Date, you shall be acting as an independent contractor and not as an employee, agent or representative of Unisys.
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     8.   Conduct After Effective Date.

          (a) During the period beginning on and after the Effective Date and ending January 1, 1996:

               (i) you shall not engage or become employed as a business owner, employee, agent, representative or consultant in any activity which is in competition with any line of business of the Company (or its subsidiaries or affiliates) existing as of the Effective Date, except with the express prior written consent of the Chief Executive Officer of the Company, which consent will not be unreasonably withheld or delayed in the case where you intend to become a consultant to or an employee of a company whose aggregate sales in 1994 did not exceed $200 million;

               (ii) you shall not induce or attempt to induce any customer of Unisys to become a customer of a competitor of Unisys so as directly or indirectly to displace a Unisys product or service;

               (iii) you shall not make any negative comment publicly or privately about the Company (or its subsidiaries or affiliates), any of its products, services or other businesses, its present or past Board of Directors, its officers, or employees, nor shall you in any way discuss the circumstances of your termination of employment other than to state that you have retired from the Company and, during the Consulting Term, that you have been retained as a consultant to Unisys;

               (iv) you shall not solicit or attempt to solicit any employee of the Company (or any of its subsidiaries or affiliates) to render services for any other person, firm or business entity;

               (v) you shall not use or furnish or divulge to any other person, firm or business entity any information relating to the Company's business (or that of any of its subsidiaries or affiliates), or any trade secrets, processes, contracts or arrangements involved in any such business; and
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               (vi)      you shall not engage in any other conduct detrimental
                         to the best interests of the Company (or its subsidiaries or affiliates).

          (b) During the period beginning January 1, 1996 and ending on December 31, 1997, you shall continue to be bound by Sections 8
               (iii) through (vi) hereof.

          (c) For so long as you are entitled to a pension under the Unisys Elected Officer Pension Plan, the provisions of such Plan, including Section 6.04 thereof, shall apply to you.

          (d) During the Consulting Term, you shall be obligated to comply with the Unisys Code of Ethical Conduct and the Company's Policies and Procedures related thereto as if you were an employee of the Company.

     9.   Termination.

          (a) This Agreement may be terminated at any time and for any reason by the Company. Unless the Agreement is terminated for "cause", you shall be entitled to receive the compensation and benefits described in Sections 3(a)-(g) and Section 4.

          (b) If the Agreement is terminated for "cause", all of the compensation and benefits described in Sections 3(a)-(g) and
               Section 4 shall immediately cease (provided that any amounts or benefits paid prior to the termination of the Agreement shall not be affected) and you shall be considered to have terminated your employment for all purposes as of December 31, 1994. For purposes of this Agreement, "cause" shall mean (i) your refusal or failure to exercise your best efforts in the performance of your consulting duties and responsibilities under this Agreement or your refusal or failure to perform your consulting duties in accordance with the specific directions of the President, ISSG, or his designee, or (ii) a breach of any of your obligations described in Section 8.

          (c) The Company will provide you with written notice of the facts constituting any breach of Section 9(b)(i). The Company may thereafter terminate this Agreement pursuant to Section 9(b)(i) upon the occurrence of any further breach thereof without further notice. If the Company believes that you have engaged in any conduct that would violate Section 8(a)(vi), the Company will give you written notice requesting that you immediately cease and desist from such conduct. The Company may thereafter
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               terminate this Agreement for a breach of Section 8(a)(vi) upon the occurrence of any further breach thereof without further notice. No notice of a breach of this Agreement shall be required prior to the Company's termination of this Agreement except as expressly provided in this Section 9(c).

          (d) In the event of your death or your inability to perform your duties and responsibilities under this Agreement as a result of your disability, the Consulting Term shall terminate for all purposes as of the date of such death or disability.

          (e) If the Agreement is terminated for cause, as defined in Section 9(b):

               (i)       all outstanding stock options shall expire;

               (ii) your pension under the Elected Officer Pension Plan shall be calculated, or recalculated, as applicable, without regard to the additional year of service and additional compensation described in Section 3(e);

               (iii) any medical coverage provided through a Company-sponsored arrangement shall be terminated, subject to applicable law; and

               (iv) your post-retirement life insurance coverage shall terminate.

          (f) In addition to any other remedies it may have, the Company shall be entitled to an injunction restraining you from doing or continuing to do any act in violation of Section 8, or requiring you to act in conformance with Section 8.

          (g) You agree that a breach by you of any of the provisions of this Agreement will damage the Company in an amount which is difficult to determine and, accordingly, the Company may retain as liquidated damages and not as a penalty any amounts payable to you under this Agreement whether in the form of consulting fees, additional payments, or other benefits, including those described in Sections 3(a)-(g) hereof.
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     10.  Other Benefits.  The rights granted to you under Section 3 are in addition to all other obligations of the Company to you as a terminated employee, and except as otherwise expressly provided in the Agreement, your rights and obligations to benefits from the Company shall be determined in accordance with the applicable benefit plans. Unless otherwise expressly provided in this Agreement, your termination date for all employment and benefit purposes shall be December 31, 1994.

     11. Release. In consideration of the Company's entering into this Agreement and as a condition to the Company's obligations hereunder, you agree to waive and release any and all claims against the Company and any of its subsidiaries and affiliates and their directors, officers and employees that you now have or may have in the future arising out of your employment or termination of employment with the Company, and you shall execute a release, in the form attached hereto, which release shall be incorporated and become a part of this Agreement.

     12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association except that the arbitrator shall be selected by mutual agreement of the parties. If the parties cannot mutually agree upon an arbitrator, then each party shall select an arbitrator of their choice, and the two arbitrators so selected shall mutually select a third arbitrator. Any arbitration award will be final and conclusive upon the parties, and a judgment enforcing such award may be entered in any court of competent jurisdiction. The prevailing party in any such arbitration shall be entitled to recover from the other party the attorney's fees, costs and expenses incurred by them in such arbitration.

     13.  Miscellaneous.

          (a) Any notice or other communication required or permitted pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States mail, First Class, postage prepared addressed to you at Avalon at Chase Oaks, Unit 1914, 801 Legacy Drive, Plano, Texas, 75023. In the case of a notice or other communication to Unisys, it shall be directed to Thomas E. McKinnon, Vice President, Human Resources at P. O. Box 500, M.S. A-14, Blue Bell, Pennsylvania 19424-0001.
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          (b)  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth or incorporated by reference in this Agreement.

          (c) The validity, interpretation construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the provisions thereof relating to conflicts of law.

          (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter, Release and form of resignation and returning them to my attention.

Very truly yours,

Unisys Corporation



By: /s/ Stephen A. Carns
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     Stephen A. Carns
     President, Information Services and
          Systems Group



Agreed to and accepted as of the 31st day of December, 1994.


/s/ William B. Patton, Jr.
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William B. Patton, Jr.